Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2021, relating to the financial statements of Renewable Energy Group, Inc. and the effectiveness of Renewable Energy Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K (which expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) of Renewable Energy Group, Inc. for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Des Moines, Iowa
May 21, 2021